UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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STRATTEC SECURITY CORPORATION

(Name of Registrant as Specified in Its Charter)

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STRATTEC SECURITY CORPORATION

3333 WEST GOOD HOPE ROAD

MILWAUKEE, WISCONSIN 53209

Notice of Annual Meeting of Shareholders

to be held on October 9, 2012

The Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the “Corporation” or “STRATTEC”), will be held at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, on Tuesday, October 9, 2012, at 8:00 a.m. local time, for the following purposes:

1. To elect two directors to serve for a three-year term.

2. To approve a non-binding advisory proposal on executive compensation.

3. To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their Annual Meeting.

By order of the Board of Directors

PATRICK J. HANSEN,
Secretary

Milwaukee, Wisconsin

September 6, 2012

Shareholders of record at the close of business on August 21, 2012 are entitled to vote at the meeting. Your vote is important to ensure that a majority of our stock is represented. Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Shareholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the meeting will need to obtain a proxy form and voting instructions from the institution that holds their shares.

ii

STRATTEC SECURITY CORPORATION

3333 WEST GOOD HOPE ROAD

MILWAUKEE, WISCONSIN 53209

Proxy Statement for the 2012 Annual Meeting of Shareholders to be Held on October 9, 2012

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Shareholders to be held on October 9, 2012:

This Proxy Statement and the Accompanying Annual Report are Available at www.strattec.com

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of STRATTEC SECURITY CORPORATION of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of STRATTEC to be held at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, on Tuesday, October 9, 2012, at 8:00 a.m., local time, and any adjournments thereof. Only shareholders of record at the close of business on August 21, 2012 will be entitled to notice of and to vote at the meeting. There will be no presentation regarding our operations at the Annual Meeting of Shareholders. The only matters to be discussed are the matters set forth in this Proxy Statement for the 2012 Annual Meeting of Shareholders and such other matters as are properly presented at the Annual Meeting.

Our principal executive offices are located at 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. It is expected that our Annual Report to Shareholders, this Proxy Statement and the accompanying form of Proxy will be mailed, furnished or otherwise made available to shareholders on or about September 6, 2012.

GENERAL INFORMATION

Proxies and Voting Procedures

The shares represented by each valid proxy received in time will be voted at the Annual Meeting and, if a choice is specified in the proxy, it will be voted in accordance with that specification. If you submit a proxy without providing voting instructions, the shares represented by that proxy will be voted “For”:

•	election to the Board of Directors of the two nominees named on the accompanying proxy; and

•	approval of the non-binding advisory proposal on executive compensation.

If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. As of the date of printing of this Proxy Statement, we do not know of any other matters that are to be presented at the Annual Meeting other than the election of the directors and the non-binding advisory proposal on executive compensation.

Shareholders may revoke proxies at any time to the extent they have not been exercised by giving us written notice or by a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy. The cost of solicitation of proxies will be borne by STRATTEC. Solicitation will be made primarily by use of the mail; however, some solicitation may be made by our employees, without payment of any additional compensation, by telephone, by facsimile, by email or in person.

Shareholders Entitled to Vote

Only shareholders of record at the close of business on August 21, 2012 will be entitled to notice of and to vote at the Annual Meeting. On the record date, we had outstanding 3,377,514  shares of our common stock, $0.01 par value per share (the “Common Stock”), entitled to one vote per share.

Quorum; Required Vote

A majority of the votes entitled to be cast at the Annual Meeting, represented either in person or by proxy, shall constitute a quorum with respect to the meeting. Under Wisconsin law and our Bylaws, the vote required for approval of the matters specified in the Notice of the Annual Meeting is as follows:

•	A plurality of votes cast is required for the election of directors. This means that the two director nominees with the most votes will be elected.

•

Approval of the non-binding advisory proposal on executive compensation requires the number of votes cast, in person or by proxy, and entitled to vote thereon, in favor of this proposal to exceed the number of votes cast, in person or by proxy, and entitled to vote thereon, against this proposal.

•

Approval of any other matter that may properly be presented at the Annual Meeting will require the number of votes, in person or by proxy, and entitled to vote thereon, in favor of such matter to exceed the number of votes cast, in person or by proxy, and entitled to vote thereon, against such matter.

Abstentions and broker nonvotes (i.e., shares held by brokers in “street name,” voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement but will not count toward the determination of whether the directors are elected or whether such other matters are approved. The Inspector of Election appointed by our Board of Directors will count the votes and ballots.

PROPOSAL 1:

ELECTION OF DIRECTORS

It is intended that shares represented by proxies in the accompanying form will be voted for the election of the nominees in the following table to serve as directors. Our Board of Directors is divided into three classes, with the term of office of each class ending in successive years. Two directors are to be elected at the Annual Meeting to serve for a term of three years expiring in 2015 and three directors will continue to serve for the terms designated in the table shown below. The table below also provides brief biographies of each of our incumbent directors. We anticipate that the nominees listed in this Proxy Statement will be candidates when the election is held. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, proxies will be voted for a substitute nominee selected by the proxy holders (except where a proxy withholds authority with respect to the election of directors).

Robert Feitler, a director since 1995, will retire from the Board of Directors at the conclusion of his term on October 9, 2012. Thomas W. Florsheim, Jr. has been nominated for election to succeed Mr. Feitler for the Director class of 2015.

Director Qualifications

The following table provides information as of the date of this Proxy Statement about each nominee for election to our Board of Directors at the Annual Meeting and about each of our incumbent directors who are continuing as directors of STRATTEC after the Annual Meeting. The information presented includes information each nominee or director has given us about his age, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. Our Nominating and Corporate Governance Committee regularly evaluates the mix of experience, qualifications, attributes and skills of our directors using a matrix of areas that the Committee considers important for our business. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee to the conclusion that the nominee should serve as a director, our Nominating and Corporate Governance Committee also considered the qualifications and criteria described below under “Corporate Governance Matters — Director Nominations” with the objective of creating a complementary mix of directors.

Board of Directors Recommendation

The Board of Directors recommends that shareholders vote FOR the election of Harold M. Stratton II and Thomas W. Florsheim, Jr. as directors of STRATTEC.

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since
Nominees for election at the Annual Meeting (Class of 2015):
HAROLD M. STRATTON II	64	1994

Chairman of STRATTEC since February 1999. Chief Executive Officer of STRATTEC from February 1999 until September 1, 2012. President of STRATTEC from October 2004 to December 31, 2009. President and Chief Executive Officer of STRATTEC from February 1995 to February 1999. Director and Chairman of the Pension Committee and a member of the Audit and Nominating and Corporate Governance Committees of Twin Disc Inc. and a member of the Board of Managers of Smith Investment Company LLC.

Mr. Stratton has gained extensive experience and skills through his activities as an executive of STRATTEC and its predecessor for a period of over 25 years, including strategic planning, operations, corporate communication and sales and marketing, and has obtained a deep knowledge and understanding of our business, industry and strategies, all of which led to the conclusion that he should serve as a director of STRATTEC.

THOMAS W. FLORSHEIM, JR.	54	N/A

Chairman and Chief Executive Officer of the Weyco Group, Inc. since 2002. Prior to that, Mr. Florsheim was President and Chief Executive Officer of the Weyco Group, Inc. from 1999 to 2002, President and Chief Operating Officer from 1996 to 1999, and Vice President from 1988 to 1996. Director of Weyco Group, Inc.

Mr. Florsheim is a chairman and chief executive officer of a public company. His skill sets include experience in mergers and acquisitions, financial oversight, compensation matters and organization development. His career in the consumer goods industry has exposed him to manufacturing, marketing and engineering solutions on a global basis. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since
Incumbent Director (Class of 2013):
FRANK J. KREJCI	62	1995

President and Chief Executive Officer of STRATTEC since September 1, 2012. President and Chief Operating Officer of STRATTEC from January 1, 2010 until September 1, 2012. President of Wisconsin Furniture, LLC (d/b/a The Custom Shoppe, a manufacturer of custom furniture), from June 1996 until December 31, 2009.

Mr. Krejci is a sitting chief executive officer of a public company. His experience includes strategic planning, financial oversight, compensation matters, organizational development, mergers and acquisitions and manufacturing and engineering in related industries. This business experience led to the conclusion that he should serve as a director of STRATTEC.

Incumbent Directors (Class of 2014):
MICHAEL J. KOSS	58	1995

President and Chief Executive Officer of Koss Corporation (a manufacturer and marketer of high fidelity stereophones for the international consumer electronics market) since 1989. Director of Koss Corporation.

Mr. Koss is a sitting chief executive officer of a public company. His experience includes strategic planning, financial oversight, compensation and organizational development. Moreover, his career includes extensive experience in the electronics industry, international business and highly engineered products. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.

On December 18, 2009, Koss Corporation (Koss) learned of certain unauthorized transactions made by Sujata Sachdeva, its former Vice President of Finance and Principal Accounting Officer. Koss subsequently learned that Ms. Sachdeva colluded with two other employees of the accounting department in the misappropriation and circumvention of Koss’ existing internal controls and established operating procedures. Ms. Sachdeva and these other former employees were terminated shortly after Koss learned of the unauthorized transactions. On January 20, 2010, Ms. Sachdeva was indicted in connection with these misappropriations from Koss. The following legal proceedings are on-going as a result of these unauthorized transactions:

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since

•  On January 15, 2010, a class action complaint was filed in federal court in Wisconsin against Koss, Michael Koss and Sujata Sachdeva. The suit alleged violations of Section 10(b), Rule 10b-5 and Section 20(a) of the Exchange Act relating to the unauthorized transactions and requested an award of compensatory damages in an amount to be proven at trial. An amended complaint was filed on September 10, 2010 adding Grant Thornton LLP as a defendant. Koss and Grant Thornton filed separate Motions to Dismiss the claims. On July 28, 2011, the Court issued an order that dismissed the Section 10(b) and Rule 10b-5 claims against Michael Koss and the claim against Grant Thornton, and ruled that the Section 10(b) and Rule 10b-5 claim against Koss and the Section 20(a) claim against Michael Koss survived the motion to dismiss. Koss and Michael Koss entered into a Stipulation of Settlement with plaintiffs dated March 6, 2012 that settled all claims against them. The Court approved the settlement and on July 10, 2012, entered a Final Judgment and Order of Dismissal With Prejudice that disposed of the case. See David A. Puskala v. Koss Corporation, et al., United States District Court, Eastern District of Wisconsin, Case No. 2:2010cv00041.

•  On June 24, 2010, Koss filed an action against its former independent auditor, Grant Thornton, LLP, and Ms. Sachdeva, in Circuit Court of Cook County, Illinois, alleging various claims of accounting malpractice, negligent misrepresentation, and fraud relating to the unauthorized transactions. Grant Thornton filed a Motion to Dismiss based on Forum Non Conveniens grounds and the trial court granted this motion. Koss appealed this decision, and the court of appeals ruled in favor of Koss allowing this case to proceed in Cook County, Illinois as opposed to Milwaukee, Wisconsin. Grant Thornton has appealed this decision to the Illinois Supreme Court, and the case is pending on appeal.

•  On February 18, 2010, Koss filed an action against American Express Company, American Express Travel Related Services Company, Inc., AMEX Card Services Company, Decision Science, and Pamela S. Hopkins in Superior Court of Maricopa County, Arizona, case no. CV2010-006631, alleging various claims of aiding and abetting breach of fiduciary duty, aiding and abetting fraud, conversion, and negligence relating to the unauthorized transactions. American Express filed a Motion to Dismiss the claims that Koss filed, and the Court granted the Motion to Dismiss. Koss filed a Motion for New Trial requesting that the Court reconsider its prior ruling that granted the Motion to Dismiss, and the Court denied the Motion for New Trial. Koss appealed this decision, and the case is currently pending on appeal.

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since

•  On December 17, 2010, Koss filed an action against Park Bank in Circuit Court of Milwaukee County, Wisconsin alleging claims of negligence and breach of fiduciary duty relating to the unauthorized transactions.

DAVID R. ZIMMER	66	2006

Managing partner and co-founder of Stonebridge Equity LLC (d/b/a Stonebridge Business Partners, a provider of consulting services primarily to automotive-related manufacturing businesses seeking to develop and complement growth plans, strategic partnerships with foreign companies and merger and acquisition strategies), since 2004. Director and chairman of the Audit Committee and a member of the Nominating and Corporate Governance and Compensation Committees of Twin Disc Inc. Director and chairman of the Audit Committee and a member of the Nominating and Corporate Governance and Compensation Committees of Detrex Corporation.

Mr. Zimmer is a former chief executive officer of a public company and a chief financial officer of a subsidiary of a public company. His skill sets include strategic planning, financial oversight, compensation matters and organizational development. His career includes working several years in the automotive industry, international business in complex manufacturing related industries, as well as mergers and acquisitions. This business and career experience led to the conclusion that he should serve as a director of STRATTEC.

DIRECTORS’ MEETINGS AND COMMITTEES

Meetings and Director Attendance

Our Board of Directors held five meetings in fiscal 2012, and all of our nominees and incumbent directors attended 100% of the meetings of our Board of Directors and the committees of the Board on which they served.

Executive sessions, or meetings of outside (non-management) directors without management present, are held regularly for a general discussion of relevant subjects. In fiscal 2012, the outside directors met in executive session four times.

The committees of our Board of Directors consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The chart below identifies the members of each of these committees as of the date of this Proxy Statement, along with the number of meetings held by each committee during fiscal 2012:

	Audit	Compensation	Nominating and Corporate Governance
Number of Meetings	2	2	3
Name of Director:
Robert Feitler(1)	X	X	X*
Michael J. Koss	X	X*	X
David R. Zimmer	X*	X	X

X = committee member; * = committee chairman

(1)	Mr. Feitler is not standing for re-election at the Annual Meeting. It is expected that, if he is elected as a director at the Annual Meeting, Mr. Florsheim will be appointed as a member of each of the committees to serve as a replacement for Mr. Feitler.

Audit Committee

The Audit Committee is responsible for assisting our Board of Directors with oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent auditor’s qualifications and independence; (4) the performance of our internal accounting function and independent auditors; and (5) the review of the scope and adequacy of our internal accounting controls. Our Audit Committee has the direct authority and responsibility to appoint, replace, compensate, oversee and retain the independent auditors, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee, in addition to such other duties as may be specified by our Board of Directors: (1) oversees and reviews the compensation and benefits of our executive officers (including determining the compensation of our Chief Executive Officer); (2) makes appropriate recommendations to our Board of Directors with respect to our incentive compensation plans and equity-based plans; (3) administers our incentive compensation plans and equity-based plans in accordance with the responsibilities assigned to the Committee under any and all such plans, including under our Economic Value Added Plan for Executive Officers and Senior Managers and our Amended and Restated Stock Incentive Plan; and (4) reviews and makes recommendations to our Board of Directors with respect to the compensation of our outside directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, in addition to such other duties as may be specified by our Board of Directors, is responsible for assisting our Board of Directors by: (1) identifying individuals qualified to become members of our Board of Directors and its committees; (2) recommending guidelines and criteria to the Board of Directors to determine the qualifications of potential directors; (3) making recommendations to the Board of Directors concerning the size and composition of the Board and its committees; (4) recommending to our Board of Directors nominees for election to the Board at the annual meeting of shareholders; (5) developing and recommending to our Board of Directors a set of corporate governance principles applicable to our business; and (6) assisting our Board of Directors in assessing director performance and the effectiveness of the Board of Directors.

Charters of Committees

Our Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We make available on our website at www.strattec.com, free of charge, copies of each of these charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors has reviewed the independence of our continuing directors and the nominees for election to the Board at the 2012 Annual Meeting of Shareholders under the applicable standards of the NASDAQ Stock Market. Based on this review, our Board of Directors determined that each of the following directors is independent under the NASDAQ listing standards:

(1)  Thomas W. Florsheim, Jr.                           (3) David R. Zimmer

(2)  Michael J. Koss

Based on such standards, Harold M. Stratton II and Frank J. Krejci are the only directors who are not independent because Mr. Stratton is our former Chief Executive Officer (he retired from such role effective September 1, 2012) and Mr. Krejci is our current President and Chief Executive Officer.

Board Leadership Structure

We currently have different persons serving as our Chief Executive Officer and as Chairman of our Board of Directors. Harold M. Stratton II served as our Chief Executive Officer and Chairman of the Board from February 1999 until September 1, 2012. We have not had and currently do not have a lead independent director. Although our Board of Directors does not have a formal policy with respect to its leadership structure, combining the positions of Chief Executive Officer and Chairman has historically served as an effective link between our management’s role of identifying, assessing and managing risks and our Board of Directors’ role of risk oversight. Mr. Stratton possesses in-depth knowledge of the issues, opportunities and challenges we face, and is thus best positioned to develop agendas and highlight issues that ensure that the Board of Directors’ time and attention are focused on the most critical matters. In essence, our Board of

Directors formerly determined that this leadership structure was optimal because it believed that having one leader serving as both the Chairman and Chief Executive Officer provided (taking into account Mr. Stratton’s experience and knowledge of our business) decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and Chief Executive Officer also has historically enhanced our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, and business partners, particularly during times of turbulent economic and industry conditions.

Effective September 1, 2012, Mr. Stratton retired as our Chief Executive Officer and Mr. Krejci has assumed this role. Mr. Stratton will continue to serve as a non-employee director and as our Chairman of the Board for the foreseeable future. Accordingly, effective September 1, 2012 we currently have different persons serving as our Chief Executive Officer and Chairman of the Board of Directors. We have decided to separate these roles to (1) facilitate Mr. Stratton’s desire to phase down his involvement with the day to day operations of STRATTEC but (2) continue to leverage Mr. Stratton’s in-depth knowledge and experience related to the strategic issues, opportunities and challenges STRATTEC faces. The determination to separate the roles of Chief Executive Officer and Chairman, therefore, was based in part upon the same factors described above that led us to conclude in previous years that combining the two offices was in our best interest. The experience, leadership qualities and skills that Mr. Stratton brings to the Board, as detailed in the section captioned “Nominees for Election as Directors,” enables Mr. Stratton as the Chairman to be in position to establish the agendas for meetings of the Board and to lead the discussions of the Board regarding strategy, operations and management, notwithstanding the fact that he is not an independent director under NASDAQ listing standards.

Although we believe that given the circumstances described above, separating the Chairman and Chief Executive Officer roles is appropriate for the foreseeable future, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, combining these offices would serve our best interests and the best interests of our shareholders.

The Board’s Role in Risk Oversight

The role of our Board of Directors in STRATTEC’s risk oversight process includes receiving reports from members of our senior management on areas of material risk to STRATTEC, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board has authorized the Audit Committee to oversee and periodically review STRATTEC’s enterprise risk assessment and enterprise risk management policies.

Director Nominations

We have a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation.

We may require any proposed nominee to furnish additional information as may be reasonably required (including pursuant to applicable rules of the Securities and Exchange Commission) to determine the qualifications of such proposed nominee to serve as a director. Shareholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to shareholders in connection with the previous fiscal year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

We do not have a formal policy for the consideration of diversity by the Nominating and Corporate Governance Committee in identifying nominees for director. Diversity is one of the factors the Nominating and Corporate Governance Committee may consider and in this respect diversity may include race, gender, national origin or other characteristics.

Mr. Florsheim was recommended for nomination by our former Chief Executive Officer. Following a review by the full Nominating and Corporate Governance Committee, the Committee recommended that the Board of Directors nominate Mr. Florsheim for election as a director.

Communications between Shareholders and the Board of Directors

Our shareholders may communicate with our Board of Directors or any of our individual directors by directing such communication to our Secretary at the address of our corporate headquarters, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. Each such communication should indicate that the sender is a shareholder of STRATTEC and that the sender is directing the communication to one or more individual directors or to the Board as a whole.

All communications will be compiled by our Secretary and submitted to our Board of Directors or the individual directors on a monthly basis unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to STRATTEC or our business or communications that relate to improper or irrelevant topics. Our Secretary may also attempt to handle a communication directly where appropriate, such as where the communication is a request for information about STRATTEC or where it is a stock-related matter.

Attendance of Directors at Annual Meetings of Shareholders

We expect that all of our continuing directors and nominees for election as directors at our annual meeting of shareholders will attend the annual meeting. All of our directors attended the Annual Meeting of Shareholders held on October 11, 2011.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and to our non-employee or outside directors. A copy of the Code of Business Ethics is available on our corporate web site which is located at www.strattec.com. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our corporate web site.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is comprised of three members of our Board of Directors. Based upon the review described above under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Audit Committee is independent as defined in the applicable standards of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission (the “Commission”). The duties and responsibilities of our Audit Committee are set forth in the Audit Committee Charter.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended July 1, 2012 with our management and with our independent auditors;

•

discussed with our independent auditors the matters required to be discussed by SAS 61, “Communications with Audit Committees,” as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received and discussed with our independent auditors the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence; and

•	met with the independent auditors without management present.

Based on such review and discussions with management and with the independent auditors, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2012, for filing with the Commission.

AUDIT COMMITTEE:

David R. Zimmer — Chairman
Robert Feitler
Michael J. Koss

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we were billed for audit and non-audit services rendered by our independent auditors, Deloitte & Touche LLP, during fiscal 2012 and 2011:

Service Type	Fiscal Year Ending July 1, 2012	Fiscal Year Ending July 3, 2011
Audit Fees(1)	$211,000	$214,000
Audit-Related Fees	—	—
Tax Fees(2)	$140,000	210,000
All Other Fees	—	—

Total Fees Billed	$351,000	$424,000

(1)	Includes fees for professional services rendered in connection with the audit of our financial statements for the fiscal years ended July 1, 2012 and July 3, 2011; the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years; and statutory and regulatory agency audits during those fiscal years.

(2)	Includes U.S. and international tax advice and compliance services paid to Deloitte & Touche LLP.

The Audit Committee of our Board of Directors considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent auditors. The Audit Committee has delegated certain of its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

Each new engagement of our independent auditors to perform non-audit services has been approved in advance by our Audit Committee or the Chairman of our Audit Committee pursuant to the foregoing procedures.

Fiscal 2013 Independent Registered Public Accounting Firm

Our Board of Directors, upon recommendation of our Audit Committee, will select our independent registered public accounting firm for the 2013 fiscal year. It is expected that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

Audit Committee Financial Expert

Our Board of Directors has determined that at least one of the members of our Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the Commission. David Zimmer, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” based on his work experience and education.

EXECUTIVE OFFICERS

The following table provides information as of the date of this Proxy Statement about each of our current executive officers who are not nominees for election to, or continuing members of, our Board of Directors at the Annual Meeting. The information presented includes information each executive officer has given us about his or her age and his or her principal occupation and business experience for the past five years:

Name	Age	Current Position	Other Positions
Patrick J. Hansen	53	Senior Vice President since October 2005; Chief Financial Officer, Treasurer and Secretary since February 1999.	Vice President of STRATTEC from February 1999 to October 2005; Corporate Controller of STRATTEC from February 1995 to February 1999.
Kathryn E. Scherbarth	56	Vice President — Milwaukee Operations since May 2003.	Plant Manager of STRATTEC from February 1996 to May 2003.
Rolando J. Guillot	44	Vice President — Mexican Operations since September 2004.	General Manager — Mexican Operations of STRATTEC from September 2003 to September 2004. Plant Manager of STRATTEC de Mexico S.A. de C.V. from January 2002 to September 2003. Mr. Guillot served in various management positions for STRATTEC de Mexico S.A. de C.V. from September 1996 to January 2002.
Dennis A. Kazmierski	60	Vice President — Marketing and Sales since March 1, 2005	Vice President — Engineered Systems Group Business Unit for Metalforming Technologies Inc. from January 1999 to February 28, 2005.

Name	Age	Current Position	Other Positions
Brian J. Reetz	54	Vice President — Security Products since October 1, 2008	Vice President Engineering, Product Development & Management of STRATTEC from January 2007 until October 2008; Executive Engineer of STRATTEC from August 2004 until January 2007.
Richard P. Messina	46	Vice President — Access Control Products since December 1, 2008	Chief Engineer-Power Closures Engineering for North America and Asia for Delphi Corporation from 2006 until November 2008; Engineering group manager for Delphi Corporation from 2001 until 2006.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of August 21, 2012 by (1) each director and named executive officer (as defined below), (2) all directors and executive officers as a group, and (3) each person or other entity known by us to beneficially own more than 5% of our outstanding common stock.

We have determined beneficial ownership in accordance with the rules of the Commission. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of August 21, 2012 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 3,377,514 shares outstanding as of August 21, 2012.

			Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)	Total Number Of Shares Beneficially Owned(2)	Percent of Class	Sole Voting and Investment Power	Sole Voting or Investment Power	Shared Voting and Investment Power	Shared Voting or Investment Power	Sole Voting Power Only(3)

Principal Shareholders:
GAMCO Investors, Inc.(4)	626,749	18.6%	609,749	626,749	—	—	—
T. Rowe Price Associates, Inc.(5)	524,400	15.5%	496,800	524,400	—	—	—
FMR LLC(6)	410,510	12.2%	80,510	410,510	—	—	—
Vanguard Horizon Funds(7)	209,993	6.2%	—	209,993	—	—	—
Dimensional Fund Advisors LP(8)	197,356	5.8%	194,805	197,356	—	—	—
Directors, Nominee and Executive Officers:
Robert Feitler	17,000	*	15,000	—	—	—	2,000
Thomas W. Florsheim, Jr.	—	*	—	—	—	—	—
Michael J. Koss	3,000	*	1,000	—	—	—	2,000
David R. Zimmer	2,300	*	300	—	—	—	2,000
Harold M. Stratton II(9)	72,834	2.2%	25,504	—	32,730	—	6,500
Frank J. Krejci	11,440	*	440	—	—	—	5,000
Patrick J. Hansen	12,600	*	2,700	—	—	—	3,900
Dennis A. Kazmierski	22,200	*	1,300	—	—	—	2,600
Rolando J. Guillot	12,600	*	2,500	—	—	—	2,600
All directors, nominees and executive officers as a group (12 persons)	181,988	5.3%	51,444	—	32,844	—	34,400

*	Less than 1%.

(1)	Unless otherwise indicated in the other footnotes, the address for each person listed is 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

(2)	Includes the rights of the following persons to acquire shares of common stock pursuant to the exercise of currently vested stock options or pursuant to stock options exercisable within 60 days of August 21, 2012: Mr. Stratton — 8,100 shares; Mr. Krejci — 6,000 shares; Mr. Hansen — 6,000 shares; Mr. Kazmierski — 18,300 shares; Mr. Guillot — 7,500 shares; and all directors and executive officers as a group — 63,300 shares.

(3)	All shares listed are unvested restricted stock issued under our Amended and Restated Stock Incentive Plan.

(4)	Mario J. Gabelli and on behalf of certain entities which he directly or indirectly controls or for which he acts as Chief Investment Officer, including the following: GAMCO Asset Management, Inc., Gabelli Funds, LLC and Teton Advisors, Inc. (collectively “GAMCO”), One Corporate Center, Rye, New York 10580, filed a Schedule 13D dated March 27, 2009, as amended most recently by a Schedule 13D/A dated December 1, 2011, reporting that as of November 30, 2011 GAMCO beneficially owned 626,749 shares of Common Stock with sole voting power over 609,749 shares and sole investment power over all such shares.

(5)	T. Rowe Price Associates, Inc. and on behalf of T. Rowe Price Small-Cap Stock Fund, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “T. Rowe Price”), 100 East Pratt Street, Baltimore, Maryland 21202, filed a Schedule 13G dated February 9, 2000, as amended most recently by a Schedule 13G/A dated February 14, 2012, reporting that as of December 31, 2011 T. Rowe Price was the beneficial owner of 524,400 shares of Common Stock. The shares of Common Stock beneficially owned by T. Rowe Price include 496,800 shares as to which T. Rowe Price has sole voting power and 524,400 shares as to which T. Rowe Price has sole investment power.

(6)	FMR LLC or its predecessor FMR Corp. (“FMR”), 82 Devonshire Street, Boston, Massachusetts 02109, filed a Schedule 13G dated February 12, 1999, as amended most recently by a Schedule 13G/A dated February 13, 2012, reporting that as of December 31, 2011 it was the beneficial owner of 410,510 shares of Common Stock. The shares of Common Stock beneficially owned by FMR include 410,510 shares as to which FMR has sole investment power and 80,510 shares as to which FMR has sole voting power. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 330,000 shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. Fidelity’s ownership of an investment company, the Fidelity Low Priced Stock Fund, comprised all 330,000 of the shares. Pyramis Global Advisers, LLC, an indirect wholly-owned subsidiary of FMR and a registered investment adviser beneficially owned 80,510 of the shares. Edward C. Johnson, the Chairman of FMR, and members of his family have the power to direct the disposition of the shares deemed owned by Fidelity.

(7)	Vanguard Horizon Funds, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, filed a Schedule 13G dated February 13, 2002, as amended most recently by a Schedule 13G/A dated January 26, 2012, reporting that as of December 31, 2011 it was the beneficial owner of 209,993 shares of Common Stock, with sole voting power as to all such shares.

(8)	Dimensional Fund Advisors LP (“Dimensional”), Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, filed a Schedule 13G dated February 9, 2009, as amended most recently by a Schedule 13G/A dated February 10, 2012, reporting that as of December 31, 2011 it was the beneficial owner of 197,356 shares of Common Stock as a result of acting as an investment adviser to various investment companies, commingled group trusts and separate accounts. The shares of Common Stock beneficially owned by Dimensional include 194,805 shares as to which Dimensional has sole voting power and 197,356 shares as to which Dimensional has sole investment power.

(9)	Includes 32,004 shares owned directly by Mr. Stratton, 11,541 shares held in trusts as to which Mr. Stratton is co-trustee and/or beneficiary, 169 shares owned by Mr. Stratton’s spouse, 20,060 shares owned jointly by Mr. Stratton and his spouse, 938 shares as to which Mr. Stratton is custodian on behalf of his children and 22 shares held in the STRATTEC Employee Savings and Investment Plan Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of our equity securities on Form 4 or 5. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish us with copies of all reports filed with the Commission pursuant to Section 16(a). Based solely upon a review of such forms actually furnished to us, and written representations of certain of our directors and executive officers that no forms were required to be filed, all directors, executive officers and 10% shareholders have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act during Fiscal 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis addresses our compensation philosophy, objectives, process and actions specific to fiscal 2012, and the first part of fiscal 2013 prior to the date of this Proxy Statement, for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers based on their total compensation in fiscal 2012. Throughout this proxy statement, we refer to these five executive officers as our “named executive officers.” Responsibility for establishing, implementing and monitoring the total compensation of our executive officers rests with the Compensation Committee of our Board of Directors. Our named executive officers for fiscal 2012 are:

•	Harold M. Stratton II, Chairman of the Board and Chief Executive Officer

•	Frank J. Krejci, President and Chief Operating Officer

•	Patrick J. Hansen, Senior Vice President, Chief Financial Officer, Treasurer and Secretary

•	Dennis A. Kazmierski, Vice President — Marketing and Sales

•	Rolando J. Guillot, Vice President — Mexican Operations

The compensation of these individuals is presented in the tables and other quantitative information that follows this section.

Our Compensation Philosophy

We believe it is important to provide compensation that at a minimum reflects base levels which are competitive with executive officers in other industrial public companies of similar structure and size. We further believe that it is appropriate and desirable to have meaningful incentive plans for our executive officers to help attract and retain high performing individuals and drive positive economic performance and enhanced shareholder value. Further, these performance based incentive plans should provide opportunities for our executive officers to significantly augment their base compensation on a short term and long term basis. This philosophy is the foundation for the following objectives.

Our Compensation Objectives

The objectives of the Compensation Committee in establishing compensation arrangements for our executive officers are to:

•	Attract and retain qualified executive managers with a straightforward, understandable compensation program;

•	Provide strong financial incentives, at reasonable cost, for positive financial performance and enhanced value of our shareholders’ investment; and

•	Utilize “at risk” cash bonus plans to recognize positive short-term performance and equity based plans that support the long-term needs and goals of STRATTEC and our shareholders.

The compensation program that has been developed and is being implemented by our Compensation Committee to achieve these objectives has the following features:

•

Nearly all of the compensation paid to our executive officers on a yearly basis is based on only three components — (1) base salary; (2) potential annual cash bonuses based on performance; and (3) equity compensation in the form of stock option grants (leveraged or otherwise) and grants of shares of restricted stock. We currently provide our executive officers with a very modest level of “perquisites” or other benefits that are not available to all of our employees. “All Other Compensation” reported in the Summary Compensation Table in this Proxy Statement constituted less than 2% of “Total Compensation” for our named executive officers during fiscal 2012.

•	Each executive officer receives a base salary based on available comparable compensation data which we believe to be competitive and fair. See “Peer Group Benchmarking” below.

•

Total compensation is higher for individuals with greater responsibility and a greater ability to influence company-wide performance. In addition, the compensation program is designed so that a significant portion of total potential compensation for our executive officers is at risk, in that it is contingent on actual company and personal performance.

•

Our “Economic Value Added Bonus Plan for Executive Officers and Senior Managers” provides for annual bonus payouts based on (1) the achievement of specific company-wide objective financial criteria, including minimum financial performance targets that must be met as a condition to payouts under the Plan, and (2) achievement of individual performance objectives.

•

Our Amended and Restated Stock Incentive Plan provides the opportunity for leveraged stock option grants based on a formula related to the above described Economic Value Added Bonus Plan for Executive Officers and Senior Managers. Further, grants of other nonqualified stock options and/or shares of restricted stock are made from time to time at the discretion of the Compensation Committee. Our Amended and Restated Stock Incentive Plan specifically prohibits discounted stock options.

•	The Compensation Committee has the authority to grant discretionary cash bonuses if deemed appropriate, based on individual and/or company performance.

•

Our retirement benefits include a defined benefit plan available to all salaried associates hired prior to December 31, 2009 and a Supplemental Executive Retirement Plan available only to our executive officers.

•	Severance benefits, and specific benefits triggered by a change of control, are provided to executive officers.

The above noted compensation program features are described in detail in the following sections of this Compensation Discussion and Analysis, entitled “Our Compensation Process,” “Peer Group Benchmarking,” “Components of Executive Compensation” and “Change of Control and Severance Benefits.”

At our 2011 Annual Meeting of Shareholders, pursuant to a non-binding, advisory vote, shareholders approved the compensation of our named executive officers as disclosed in the proxy statement for the meeting by a vote of 2,131,112 shares in favor to 46,030 against. The Compensation Committee has considered the results of this advisory shareholder vote and believes that it shows support by our shareholders for our compensation philosophy and the executive compensation programs that implement our compensation philosophy. We have not significantly changed our executive compensation program following this shareholder advisory vote. Our Board of Directors has determined that shareholder advisory votes on executive compensation will occur every year. Accordingly, the next shareholder advisory vote on executive compensation will be held at our 2012 Annual Meeting of Shareholders.

Our Compensation Process

Compensation for our executive officers and other key employees is evaluated and determined by the Compensation Committee of our Board of Directors. Our Compensation Committee consists of three independent directors under the applicable standards of the NASDAQ Stock Market. Michael J. Koss is the Chairman of our Compensation Committee and the other members of the Compensation Committee are David R. Zimmer and Robert Feitler. Additional information regarding our Compensation Committee is disclosed under “Directors’ Meetings and Committees — Compensation Committee” on page 8 of this Proxy Statement.

Many key compensation decisions are made during the first quarter of the fiscal year as the Compensation Committee meets to review performance for the prior year under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers, determine awards under our Amended and Restated Stock Incentive Plan and set compensation targets and objectives for the coming year. However, our Compensation Committee also views compensation as an ongoing process and may convene special meetings in addition to its regularly scheduled meetings throughout the year for purposes of evaluation, planning and appropriate action. The Compensation Committee held two meetings during fiscal 2012 as well as a meeting held on August 20, 2012 to review performance for fiscal 2012. At each meeting, the Compensation Committee held an executive session (without management present). The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Committee as well as materials specifically requested by members of the Committee.

Our management assists the Compensation Committee in its oversight and determination of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, assisting with establishing individual and company-wide performance targets and objectives, recommending salary levels and option and other equity incentive grants, providing financial data on company performance, providing calculations and reports on achievement of performance objectives and furnishing other information requested by the Committee. Our Chief Executive Officer works with the Compensation Committee in making recommendations regarding our overall compensation policies and plans, as well as recommending specific compensation levels for our other executive officers and key employees. Members of management who were present during portions of Compensation Committee meetings held in fiscal 2012 and 2013 to date, included the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

The Compensation Committee’s charter authorizes the Committee to engage any compensation consultants and other advisers as the Committee may deem appropriate, and requires that we provide the Committee with adequate funding to engage any advisers. During March 2012, upon the recommendation of our management, our Compensation Committee engaged Verisight, Inc. (formerly McGladrey) to assist it in reviewing our compensation practices and levels. See “Peer Group Benchmarking” below. In prior fiscal years, our Compensation Committee, upon the recommendation of our management, has periodically engaged McGladrey to prepare for our Compensation Committee a comparative compensation report of a broad group of organizations within the durable goods manufacturing industry. This report is based upon industry-wide studies, and not necessarily companies in the automotive parts industry. Our Compensation Committee has historically believed this industry-wide report represents a better cross section from which to draw executive talent and compare compensation levels. Prior to its most recent engagement in fiscal 2012, our Compensation Committee last engaged McGladrey in March 2011 and reviewed the results of their report and analysis during meetings held at the end of fiscal 2011 and the beginning of fiscal 2012 for purposes of establishing and setting compensation levels and targets for fiscal 2012. Prior to fiscal 2011, our Compensation Committee last engaged McGladrey during the end of our fiscal 2008 for purposes of setting compensation levels in fiscal 2009. Our Compensation Committee decided not to engage McGladrey to prepare a similar analysis and report for fiscal 2010 and 2011. Our Compensation Committee engaged Verisight in March 2012 for the purpose of using their report and analysis to assist it in setting compensation levels and targets for our executive officers for fiscal 2013. See “Peer Group Benchmarking” below.

Peer Group Benchmarking

As noted above, we have on a periodic basis engaged Verisight (formerly McGladrey) to prepare a comparative compensation report for our Compensation Committee to assist us in setting our compensation levels and targets for our executive officers. We engaged McGladrey in March 2011 for purposes of helping us establish compensation levels and targets for fiscal 2012. As part of that engagement, our Compensation Committee retained McGladrey to prepare a report of a broad peer group of publicly traded organizations within the durable goods manufacturing industry that are similar in size to STRATTEC showing median compensation for executive officers with comparable positions as our executive officers. Our Compensation Committee reviewed the data in this report, as well as other information regarding pay practices at other companies, to evaluate whether our compensation practices were competitive in the marketplace and to assist the Committee in establishing compensation levels and targets for fiscal 2012. See “Components of Executive Compensation” below for additional information.

McGladrey prepared the report and analysis noted above based upon other published industry compensation surveys and an analysis of public filings by the peer group. Although these peer group companies were not necessarily companies operating in the automotive parts industry, they generally had similar performance characteristics to STRATTEC in terms of market capitalization and a manufacturing focus. The fifteen companies comprising the peer group were:

• Badger Meter, Inc.	• Cascade Corporation
• Columbus McKinnon Corporation	• Daktronics, Inc.
• Douglas Dynamics, Inc.	• Ladish Co., Inc.
• Lindsay Corporation	• LMI Aerospace, Inc.
• Methode Electronics, Inc.	• Supreme Industries, Inc.
• TomoTherapy Incorporated	• Twin Disc, Incorporated
• Wabash National Corporation	• Weyco Group Inc.
• Winnebago Industries, Inc.

Our Compensation Committee used the results of this report and analysis in setting the base salaries of our executive officers for fiscal 2012. In setting the base salaries of our executive officers for fiscal 2012, the Compensation Committee set them at or near the median levels of the base salaries derived from the McGladrey report noted above for each applicable executive officer’s function or role.

In March 2012, our Compensation Committee again engaged Verisight (formerly McGladrey) to prepare a comparative compensation report of a broad group of organizations within the durable goods manufacturing industry. Similar to prior years, Verisight prepared their report and analysis based upon other published industry compensation surveys and an analysis of public filings by the peer group. Although these peer group companies are not necessarily companies operating in the automotive parts industry, they generally have similar performance characteristics to STRATTEC in terms of market capitalization and a manufacturing focus. The sixteen companies comprising the 2012 peer group were:

• AAON Inc.	• Badger Meter, Inc.
• Clarion Technologies Inc.	• Compx International Inc.
• Douglas Dynamics, Inc.	• Flexsteel Industries Inc.
• Gorman Rupp Co.	• Hurco Companies Inc.
• Johnson Outdoors Inc.	• LMI Aerospace, Inc.
• Methode Electronics, Inc.	• Miller Industries Inc.
• Supreme Industries, Inc.	• Twin Disc, Incorporated
• Weyco Group Inc.	• Winnebago Industries, Inc.

Our Compensation Committee used the results of this report and analysis in setting the base salaries of our executive officers for fiscal 2013. In setting the base salaries of our executive officers for fiscal 2013, the Compensation Committee set them at or slightly below the median level of the base salaries derived from the Verisight report noted above for each applicable executive officer’s function or role.

Components of Executive Compensation

For executive officers, the primary components of total compensation continue to be:

•	base salary;

•	annual incentive compensation bonuses; and

•	long-term incentive compensation in the form of awards of stock options and shares of restricted stock.

We evaluate targeted total compensation levels for our executive officers as well as how each component fits within the targeted total compensation levels. This evaluation is guided by our compensation objectives described above. A large portion of potential compensation for our executive officers is performance-based. For performance-based compensation, we combine annual cash incentive bonuses that are tied to both short-term, company-wide measures of operating performance and individual performance goals with long-term equity compensation in the form of awards of stock options that are subject to time-based vesting criteria and shares of restricted stock that vest on the three year anniversary of the date of grant. The long-term equity compensation awards promote our executive retention objectives and provide an incentive for long-term appreciation in our stock price.

Base Salary.    Base salary is a key component of our executive compensation. In determining base salaries, our Compensation Committee considers the executive officer’s qualifications and experience, the executive officer’s responsibilities, the executive officer’s past performance, the executive officer’s goals and objectives, and salary levels for comparable positions. Our Compensation Committee typically establishes base salaries for the new fiscal year for our executive officers at its regular meeting in August of each year where it reviews the prior fiscal years’ results.

The base salaries for the named executive officers were set by their respective employment agreements and were initially determined by evaluating the responsibilities of the position, the experience of the individual and, with respect to fiscal 2012, the salaries for comparable positions in the competitive marketplace based upon the report prepared for the Compensation Committee by McGladrey in March 2011, as referenced above. Each executive officer’s employment agreement contains an evergreen renewal feature that automatically extends the agreement for an additional year each June 30, unless advance notice is provided. The base salary, as provided in the employment agreement, may not be decreased from the prior year’s level without the consent of the executive officer, but can be increased in the discretion of the Compensation Committee. In general, we have historically set the base salaries at or slightly below the median level derived from the McGladrey/Verisight report for similar positions. In determining salary adjustments for executive officers, our Compensation Committee considers various factors, including the individual’s performance and contribution, our performance, and the pay level for similar positions as reflected in the McGladrey/Verisight report. The Compensation Committee, where appropriate, also considers non-financial performance measures such as improvements in product quality, manufacturing efficiency gains and the enhancement of relations with our customers and employees. The Compensation Committee exercises discretion in increasing the base salaries of our executive officers from the prior fiscal year within the guidelines discussed above.

As noted above, we do not provide any standard annual raises in the base salaries of our executive officers. Instead, our Compensation Committee periodically reviews the base salaries of our executive officers based on the individual and company-wide performance criteria described above and by reference to the data analysis provided by the McGladrey March 2011 report. Accordingly, for fiscal 2012, our named executive officers were paid the following base salaries:

Name	Title	Base Salary
Harold M. Stratton II	Chairman and Chief Executive Officer	$436,000
Frank J. Krejci	President and Chief Operating Officer	$308,000
Patrick J. Hansen	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	$232,000
Dennis A. Kazmierski	Vice President — Marketing and Sales	$202,500
Rolando J. Guillot	Vice President — Mexican Operations	$194,500

As noted above, during the second half of fiscal 2012, our Compensation Committee engaged Verisight to prepare a compensation report and analysis to assist the Committee in setting the base salaries of our executive officers for fiscal 2013. Effective September 1, 2012, the base salaries for our executive officers have increased as shown below.

Executive Officer	Fiscal 2012 Base Salary	Fiscal 2013 Base Salary	Percentage Increase
Harold M. Stratton II*	$436,000	$72,667	0.0%
Frank J. Krejci*	$308,000	$335,500	8.9%
Patrick J. Hansen	$232,000	$243,900	5.1%
Dennis A. Kazmierski	$202,500	$210,400	3.9%
Rolando J. Guillot	$194,500	$205,700	5.8%

*	Effective as of September 1, 2012, Harold Stratton retired from his role as our Chief Executive Officer and Frank Krejci has assumed that role and currently serves as our President and Chief Executive Officer. Accordingly, the fiscal 2013 base salary for Mr. Stratton (which equaled a pro rata portion of the annual salary paid during the first two months of fiscal 2013) is equal to one-sixth of his fiscal 2012 base salary. Additionally, commencing on September 1, 2012, Mr. Stratton continues to serve as a director of STRATTEC and is entitled as a non-employee director to (1) an annual retainer fee of $90,000 and (2) board meeting fees and participation in the Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors on a basis consistent with our other non-employee directors. See “Director Compensation” for additional information.

Annual Incentive Bonuses.    Executive officers and other full-time employees are eligible to receive annual incentive cash bonuses under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers (EVA Bonus Plan). While we principally rely on this EVA Bonus Plan for annual cash incentive bonuses, in some years the Compensation Committee may decide to grant discretionary cash bonuses outside of the EVA Bonus Plan based on special circumstances such as the acquisition or disposition of a business. See “Discretionary Bonuses” below.

Participants under our EVA Bonus Plan for Executive Officers and Senior Managers include our executive officers and other senior managers determined by our Compensation Committee based upon recommendations from our Chief Executive Officer. The purpose of using Economic Value Added (a non-GAAP measure) is to drive for continuous improvement year over year, enhance shareholder value and provide a framework for determining incentive compensation for our executive officers that financially rewards them for increases in our shareholder value. We believe that an improvement in the Economic Value Added measure is the financial performance measure most closely correlated with increases in our shareholder value.

In general, Economic Value Added (EVA) is our net operating profit after cash basis taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of our capital. The capital charge is determined by our weighted average debt and equity capital structure as defined by Stern, Stewart & Co., a management consultant firm that originated the concept of Economic Value Added. The amount of bonus which a participant is entitled to earn is derived from a Company Performance Factor and from an Individual Performance Factor. We determine the Company Performance Factor by reference to our financial performance relative to a targeted cash-based return on capital established by our Compensation Committee, which is intended to approximate our weighted cost of capital. We determine the Individual Performance Factor by reference to the level of attainment of certain quantifiable and non-quantifiable company or individual goals which contribute to increasing our value to our shareholders.

At the beginning of each fiscal year, we calculate STRATTEC’s cost of capital and expected Company EVA Performance Target. In fiscal 2012, the cost of capital was determined to be 10% and the Company EVA Performance Target was a negative $1.2 million. Actual Company EVA Performance in fiscal 2012 was a positive $0.6 million. See below (in millions of dollars):

Net Operating Profit After Cash-Basis Taxes:		$8.7
Average Net Capital Employed:	$80.8
Cost of Capital:	10%

Capital Charge:		$8.1

Economic Value Added:		$0.6

Average Net Capital Employed in the business is generally calculated by averaging the net amount of operating assets (i.e. operating assets less operating liabilities) used in our business during a twelve month period. Our EVA Bonus Plan includes cash and cash equivalents as part of our net capital employed in the business. Because cash and cash equivalents are a significant component of the capital employed in the business it can significantly increase our capital charge. This effect contributed to our negative EVA in fiscal 2011 and 2010.

EVA performance can be negative when the calculated capital charge (cost of capital X net monthly average capital employed in the business) exceeds our Net Operating Profit After Cash-Basis Taxes. For purposes of our EVA Bonus Plan, the EVA, whether positive or negative, is compared to the Company EVA Performance Target for that particular year to determine whether any bonuses are earned under the plan.

As noted above, we determine our Cost of Capital at the beginning of each fiscal year. Our Compensation Committee reviews and sets the Cost of Capital based upon the methodology described below, but under the EVA Bonus Plan it retains the discretion to set the Cost of Capital at a level different than determined under the following methodology. The EVA Bonus Plan provides that our Cost of Capital shall be determined based upon averaging our cost of equity and our cost of debt assuming a weighted average value for the equity of 80% and 20% for the debt. The cost of the equity is calculated by multiplying a market risk premium rate, using a methodology established by Stern, Stewart, by a transportation industry risk index (which is established by an independent third party for the transportation industry) and then adding that product to the average effective interest rate during the month of April each year that would be earned by investing in ten year U.S. Treasury Notes. The cost of our debt is calculated based upon our expected weighted average interest cost on our available borrowing base with our lender on an after tax basis. As a result, our Cost of Capital is predominantly affected by changes in interest rates and an evaluation of the risks and economic climate in the transportation industry that influence the determination of the market premium and the industry index rate.

Individual Target Incentive Awards under the EVA Bonus Plan for fiscal 2012 range from 75% of base compensation for our Chief Executive Officer to 65% of base compensation for our President and Chief Operating Officer to 35% — 45% of base compensation for other officers. The formula for calculating bonuses under the EVA Bonus Plan is: Base Salary x Target Incentive Award x (50% of the Company Performance Factor + 50% of the Individual Performance Factor). A portion of this bonus amount, however, is subject to an at risk “Bonus Bank” described below. Effective as of August 20, 2012, we have modified our EVA Bonus Plan to address our separation of the roles of Chairman and Chief Executive Officer. Going forward for fiscal 2013, our Chief Executive Officer, whether he or she is also our Chairman or our President, will receive a target award under the EVA Bonus Plan equal to 75% of base compensation. Our President (if he or she is not also our Chief Executive Officer) will receive a target award equal to 65% of base compensation. Accordingly, for fiscal 2013, Frank J. Krejci’s target award will be equal to a proportionate blended percentage of 75% and 65% of his base compensation based upon the proportion of the fiscal year during which he served as Chief Executive officer and Harold M. Stratton’s target award will equal 75% of his base compensation for the portion of the year during which he served as our Chief Executive Officer.

The EVA Bonus Plan for Executive Officers and Senior Managers provides the powerful incentive of an uncapped bonus opportunity, but also uses a “Bonus Bank” to ensure that significant Economic Value Added improvements are sustained before significant bonus awards are paid out. Pursuant to the terms of the EVA Bonus Plan, the Bonus Bank feature applies to those participants determined by the Compensation Committee to be “Executive Officers,” which includes all of our named executive officers. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance for the named executive officer. The bonus actually paid to a participant for a year is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the Bonus Bank balance at the end of that year.

Because we use the Bonus Bank feature, we must experience significant Economic Value Added improvements for several years to ensure full payout of the accrued bonus to the executive officer. A Bonus Bank account is considered “at risk” in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. A participant’s Bonus Bank balance may not be negative. On termination of employment due to death, disability or retirement or by us without cause, any balance in the Bonus Bank will be paid to the terminating executive officer or his or her designated beneficiary or estate. Executive officers who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any Bonus Bank balance.

During fiscal 2012 our actual performance exceeded the fiscal 2012 targeted goals and, accordingly, bonuses were awarded to our executive officers and our executive officers increased their Bonus Bank accounts under our EVA Bonus Plan in the following amounts:

Name	Fiscal 2012 Total EVA Bonus	Fiscal 2012 Up to 125% of Target Bonus Amount	Fiscal 2012 Addition to Bonus Bank	33% Payout From Bonus Bank	Fiscal 2012 Ending Bonus Bank Balance		Fiscal 2012 Total Paid Bonus Amount
Harold M. Stratton II	$520,006	$403,794	$116,212	$68,316	$136,633	*	$472,110
Frank J. Krejci	$308,709	$248,598	$60,111	$35,191	$70,381		$283,789
Patrick J. Hansen	$155,112	$129,563	$25,549	$17,864	$35,728		$147,427
Dennis Kazmierski	$102,741	$88,266	$14,475	$8,111	$16,222		$96,377
Rolando J. Guillot	$104,759	$84,401	$20,358	$11,485	$22,970		$95,886

*	Mr. Stratton’s ending Bonus Bank balance was paid to him under the terms of the EVA Bonus Plan in connection with his retirement as an employee and Chief Executive Officer of STRATTEC effective as of September 1, 2012.

At a Compensation Committee meeting held August 20, 2012, the Committee reviewed the data and calculation for the Company’s fiscal 2013 EVA performance target and subsequently approved an EVA performance target of a positive $926,000 for fiscal 2013. Pursuant to the terms of the EVA Bonus Plan, the fiscal 2013 EVA performance target was determined by averaging the prior year performance target (i.e. the performance target for fiscal 2012) and the prior year actual EVA amount (i.e. actual EVA for fiscal 2012) and then adding an expected improvement amount set by our Board of Directors. For fiscal 2013, our Board of Directors set the expected improvement amount at $1,250,000.

Discretionary Bonuses.    While we have principally relied on our formula-based cash incentive plans, our named executive officers are eligible to receive discretionary cash bonuses awarded by our Compensation Committee. These discretionary bonuses allow us to recognize extraordinary performance by our named executive officers and to have the flexibility to maintain competitive compensation when needed. When determining whether to grant a discretionary bonus to a named executive officer, the Compensation Committee reviews performance for the prior fiscal year and considers specific performance metrics for STRATTEC for the fiscal year, such as stock performance or financial performance in key areas outside of the performance measures used for formula cash incentives, and other specific achievements during the fiscal year such as completed acquisitions or other significant strategic transactions or initiatives. No discretionary bonuses were awarded to our named executive officers for fiscal 2012.

Equity Based Compensation.    We believe that equity compensation is an effective means of aligning the long-term interests of our employees, including our executive officers, with our shareholders. Our Amended and Restated Stock Incentive Plan authorizes the Compensation Committee to issue both stock options and restricted stock, as well as other forms of equity incentive compensation. To date, awards to our executive officers under the Amended and Restated Stock Incentive Plan have consisted solely of leveraged stock options, traditional nonqualified stock options and shares of restricted stock.

In determining the total size of equity awards, the Compensation Committee considers various factors such as the outstanding number of options and shares of restricted stock, the amount of additional shares available for issuance under our Amended and Restated Stock Incentive Plan, the level of responsibility of the proposed recipient and his or her performance and the percent of the outstanding shares of our common stock represented by outstanding options and shares of restricted stock.

We have historically made grants of stock options in the form of leveraged stock options pursuant to our leveraged stock option program. The method of calculating the number of leveraged stock options granted to each executive officer and the method of determining their exercise price is set forth in our EVA Bonus Plan and our Amended and Restated Stock Incentive Plan and generally is equal in value to the executive officer’s total bonus payout under the EVA Bonus Plan. Awards of leveraged stock options typically have an exercise price that simulates a stock purchase with 10:1 leverage. Essentially, the exercise price equals the product of 90% of the fair market value of our common stock on the date of grant, multiplied by the sum (taken to the 5th power) of (a) 1, plus (b) the Estimated Annual Growth Rate. The Estimated Annual Growth Rate equals the average daily closing 10-year U.S. Treasury note yield rate for the month of April immediately preceding the relevant plan year, plus 2%. All leveraged stock option grants to executive officers incorporate the following terms:

•	the term of the option does not exceed ten years;

•	the exercise price exceeds the market price of our common stock on the date of grant; and

•	options vest on the third anniversary of the grant date.

The maximum aggregate number of leveraged stock options to be granted each year is 40,000. If the total bonus payout under our Economic Value Added program produces more than 40,000 leveraged stock options in any fiscal year, then the leveraged stock options granted for that year will be reduced pro-rata based on proportionate total bonus payouts under the EVA Bonus

Plan. The amount of any such reduction shall be carried forward to subsequent years and awarded in leveraged stock options to the extent the annual limitation is not exceeded in future years.

Based upon fiscal year 2011 performance, our Compensation Committee on August 22, 2011, made grants of leveraged stock options for 14,000 shares to Mr. Stratton, 8,610 shares to Mr. Krejci, 4,550 shares to Mr. Hansen, 2,850 shares to Mr. Kazmierski and 2,880 shares to Mr. Guillot. All of these options granted to our named executive officers have an exercise price of $26.53 per share, a ten-year term and vest on the third anniversary of the date of grant. The options had a grant date fair value per option of $10.29 as determined pursuant to FASB Accounting Standards Codification Topic 718.

Based upon fiscal year 2012 performance, our Compensation Committee on August 20, 2012, made grants of leveraged stock options for 0 shares to Mr. Stratton, 13,093 shares to Mr. Krejci, 6,801 shares to Mr. Hansen, 4,447 shares to Mr. Kazmierski and 4,424 shares to Mr. Guillot. All of these options granted to our named executive officers have an exercise price of $25.64 per share, a ten-year term and vest on the third anniversary of the date of grant. The options had a grant date fair value per option of $10.48 as determined pursuant to FASB Accounting Standards Codification Topic 718.

In addition to leveraged stock options, our Compensation Committee, in its discretion, periodically approves grants of nonqualified stock options to our executive officers. The nonqualified stock option grants historically have incorporated the following terms:

•	the term of the option does not exceed ten years;

•	the exercise price is not less than the market price of our common stock on the date of grant; and

•	options vest pro rata on the anniversary of the grant date over a four year period (i.e. 25% per year).

In fiscal 2012, our Compensation Committee did not approve any grants of nonqualified stock options to any of our executive officers.

Since 2005 our Compensation Committee has annually granted awards of shares of restricted stock to our named executive officers. The shares of restricted stock awarded under our Amended and Restated Stock Incentive Plan vest three years after the grant date and have all the rights of our shares of common stock, including voting and dividend rights. The maximum number of restricted shares that may be awarded in any plan year to all participants is capped at 25,000 shares.

Our Compensation Committee awarded to each of our executive officers a grant of shares of restricted stock on August 22, 2011 based upon both our financial performance and each respective named executive officer’s individual performance for fiscal 2011, also taking into account such officer’s position, duties and level of responsibility. Mr. Stratton was awarded 2,000 shares of restricted stock, Mr. Krejci was awarded 1,500 shares of restricted stock, Mr. Hansen was awarded 1,200 shares of restricted stock and each of Mr. Kazmierski and Mr. Guillot were awarded 800 shares of restricted stock on August 22, 2011. The shares of restricted stock all vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights. The shares of restricted stock had a grant date fair value per share of $23.01 as determined pursuant to FASB Accounting Standards Codification Topic 718.

On August 20, 2012, the Compensation Committee also made specified grants of shares of restricted stock based upon our financial performance and each respective named executive officer’s individual performance for fiscal 2012 of 2,500 shares to Mr. Stratton, 2,000 shares to Mr. Krejci, 1,500 shares to Mr. Hansen and 1,000 shares to each of Mr. Kazmierski and Mr. Guillot. The shares of restricted stock all vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights. The shares of restricted stock had a grant date fair value per share of $23.69 as determined pursuant to FASB Accounting Standards Codification Topic 718.

Perquisites and Other Compensation.    Our named executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, including participation in medical, health, dental, disability, life insurance and 401(k) plans. In addition, our executive officers each receive at least two times their base salary up to $500,000 of group term life insurance coverage and Mr. Kazmierski receives automobile allowance payments of $800 per month. These benefits are included in the Summary Compensation Table in the “All Other Compensation” column.

Retirement Benefits.    We maintain a defined benefit retirement plan that covers substantially all of our United States employees, including our executive officers. Under this qualified retirement plan our employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security benefits (prorated if years of credited service are less than 30). Compensation under this qualified retirement plan includes the compensation as shown in the Summary Compensation Table under the headings “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” subject to a maximum compensation amount set by law ($250,000 in 2012). Effective January 1, 2010, an amendment to the qualified retirement plan discontinued the benefit accruals for salary increases and credited service rendered after December 31, 2009.

Our executive officers also participate in a Supplemental Executive Retirement Plan (SERP). The SERP is a non-qualified supplemental retirement plan program which essentially mirrors the qualified retirement plan described above, but provides benefits in excess of certain limits placed on our qualified retirement plan by the Internal Revenue Code. The benefits provided under the SERP are therefore primarily those that would have been provided under the terms of our qualified retirement plan except for the application of the Internal Revenue Code limits. Under our SERP, executive officers are provided with additional increments of (a) 0.50% of the employee’s average of the highest 5 years of compensation (as limited under the defined benefit retirement plan) per year of credited service over the benefits payable under the qualified retirement plan to nonbargaining unit employees and (b) 2.1% of the compensation exceeding the qualified retirement plan dollar compensation limit per year of credited service. We have created a Rabbi Trust for deposit of the aggregate present value of the benefits described above for our executive officers.

Change of Control and Severance Benefits

We have entered into an employment agreement and a change of control agreement with each of our named executive officers. The employment agreements set forth the current terms and conditions for employment of the executive officers, and include severance benefits, and noncompetition and confidentiality covenants restricting the executive’s activities both during and for a period of time after employment. The change of control employment agreements guarantee the employee continued employment following a “change of control” on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. These change of control agreements become effective only upon a defined change in control of STRATTEC, or if the employee’s employment is terminated upon, or in anticipation of, such a change in control, and automatically supersede any existing employment agreement. These agreements are summarized in more detail below under “Employment Agreements” and “Post-Employment Compensation.”

The employment agreements with the named executive officers provide for continuation of salary and health and dental coverage benefits for a period after termination of employment because of the death or disability of the executive officer or because of a termination of employment by us other than for cause (as defined in the employment agreements). We believe that these severance benefits are important as a recruiting and retention device and represent reasonable consideration in exchange for the noncompetition, confidentiality and other restrictions applicable to the executive officers under the employment agreements. The terms of these arrangements and the amount of benefits available to the named executive officers are described below under “Post-Employment Compensation.”

Under the change of control agreements, if during the employment term (three years from the change in control) the employee is terminated other than for cause (as defined in the agreements) or if the employee voluntarily terminates his employment for good reason (as defined in the agreements) or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three or two (depending upon which executive officer) times the sum of the employee’s annual salary, a payment equal to the executive officer’s highest annual bonus (determined as provided in the agreement) and the continuation of certain benefits. Again, we believe that these severance benefits are important as a recruiting and retention device.

Additionally, under our Amended and Restated Stock Incentive Plan, all outstanding stock options immediately vest upon a change of control and all forfeiture or other restrictions on outstanding shares of restricted stock lapse upon a change of control.

Tax and Accounting Considerations

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for non-performance-based compensation over $1,000,000 paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers. Through the end of fiscal 2012, we do not believe that any of the compensation paid to our executive officers exceeded the limit on deductibility in Section 162(m). Our Amended and Restated Stock Incentive Plan is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, including the requirement that such plan be approved by our shareholders. As a result, we believe that awards under this plan satisfy the requirements for “performance-based compensation” under Section 162(m) and, accordingly, do not count against the $1,000,000 limit and are deductible by us. Other compensation paid or imputed to individual executive officers covered by Section 162(m) may not satisfy the requirements for “performance-based compensation” and may cause non-performance-based compensation to exceed the $1,000,000 limit, and would then not be deductible by us to the extent in excess of the $1,000,000 limit. Although the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the shareholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Timing of Equity Incentive Grants

We have a practice of making leveraged stock option grants (if any) and awards of shares of restricted stock (if any) to employees annually on the date of the quarterly meeting of our Board of Directors held in August of each year, after we announce earnings for the prior fiscal year. The Compensation Committee may, at its discretion, periodically approve grants or additional grants of nonqualified stock options and/or shares of restricted stock to executive officers and other key employees. Typically, these grants are made for retention purposes. The grant date for all classes of stock options and restricted stock (other than inducement grants to new employees) is always the date of approval of the grant by our Board of Directors or the Compensation Committee, as applicable, and the grant date for inducement grants to new employees is the first date of employment. During fiscal 2012, the Compensation Committee approved awards to our executive officers and certain key employees of leveraged stock options and grants of shares of restricted stock at the Board of Directors regular meeting held August 22, 2011. Additionally, the Compensation Committee approved leveraged stock option grants and restricted stock grants to our executive officers and certain key employees at a meeting held August 20, 2012.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with our management and, based on such review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Koss (Chairman)
David R. Zimmer
Robert Feitler

Summary Compensation Table

The following table provides information for fiscal 2012, 2011 and 2010 concerning the compensation paid by us to the person who served as our principal executive officer in fiscal 2012, the person who served as our principal financial officer in fiscal 2012 and our three other most highly compensated executive officers based on their total compensation in fiscal 2012. We refer to these five executive officers as our “named executive officers” in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Option Awards (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Harold M. Stratton II, Chairman and Chief Executive Officer(7)	2012	$430,714	—	$144,060	$46,020	$472,110	$1,164,377	$18,489	$2,275,770
	2011	$409,000	—	$107,413	$39,060	$427,806	$877,690	$20,374	$1,881,343
	2010	$357,366	—	—	$14,750	$375,311	$764,933	$14,659	$1,527,019
Frank J. Krejci, President and Chief Operating Officer (7)	2012	$305,967	—	$88,597	$34,515	$283,789	—	$12,278	$725,146
	2011	$296,320	—	$39,794	$29,295	$263,068	—	$18,614	$647,091
	2010	$147,900	—	$113,640	—	$139,023	—	$37,496	$438,059
Patrick J. Hansen, Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2012	$230,333	—	$46,820	$27,612	$147,427	$213,830	$14,836	$680,858
	2011	$222,000	—	$39,569	$23,436	$138,896	See Note(5)	$16,337	$440,238
	2010	$217,560	—	$53,160	$8,850	$138,413	$198,866	$7,893	$624,742
Dennis A. Kazmierski, Vice President- Marketing and Sales	2012	$201,750	—	$29,327	$18,408	$96,377	$78,953	$25,077	$449,892
	2011	$199,335	—	$25,956	$15,624	$87,140	$19,023	$30,325	$377,403
	2010	$190,385	—	—	$5,900	$90,686	$67,448	$14,646	$369,065
Rolando J. Guillot, Vice President-Mexican Operations	2012	$193,276	—	$29,635	$18,408	$95,886	$144,687	$14,692	$496,584
	2011	$185,719	—	$24,684	$15,624	$87,987	See Note(5)	$16,675	$330,689
	2010	$177,884	—	$53,160	$5,900	$86,154	$196,270	$7,026	$526,394

Explanatory Notes for Summary Compensation Table:

1. These amounts represent awards of discretionary bonus payments made by our Compensation Committee. For fiscal years 2012, 2011 and 2010, the Compensation Committee decided not to award any discretionary bonus payments. See “Compensation Discussion and Analysis.”

2. The amounts in this column reflect the dollar value of long-term equity based compensation awards granted pursuant to the terms of our Amended and Restated Stock Incentive Plan in the years indicated in the table. These amounts equal the grant date fair value of stock options, computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2012 Annual Report on Form 10-K filed with the Commission on September 6, 2012 and such information is incorporated herein by reference.

3. The amounts in this column reflect the dollar value of long-term equity based compensation awards granted pursuant to the terms of our Amended and Restated Stock Incentive Plan in the years indicated in the table. These amounts equal the grant date fair value of shares of restricted stock, computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2012 Annual Report on Form 10-K filed with the Commission on September 6, 2012 and such information is incorporated herein by reference.

4. This column discloses the dollar value of all amounts earned by the named executive officers under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers for performance in the applicable fiscal year which were tied to long-term incentive performance targets. Amounts added to each named executive officer’s Bonus Bank with respect to the applicable fiscal year under the Economic Value Added Bonus Plan, but not paid with respect to that fiscal year, are not included in this column. Accordingly, amounts in this column include the portion of any Bonus Bank amount paid in the applicable fiscal year to the named executive officer with respect to that fiscal year and with respect to prior fiscal years. See “Compensation Analysis and Discussion.”

5. “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” includes for the applicable fiscal year the aggregate increase in the actuarial present value of each named executive officer’s accumulated benefit under our defined benefit pension plan and supplemental executive retirement plan, using the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements for the applicable fiscal year. Based on changes in market rates, our actuary changed the assumed discount rate as of the end of fiscal 2010 to 5.41% from 6.86% at the end of fiscal 2009 (a decrease of 1.45 percentage points in the discount rate). This change in the assumed discount rate caused a significant increase in the actuarial present value of the accumulated benefits in fiscal 2010 over fiscal 2009. With respect to fiscal 2011, there was an aggregate decrease in the actuarial present value of Mr. Hansen’s and Mr. Guillot’s accumulated benefit under our defined benefit pension plan and supplemental executive retirement plan of ($1,283)

and ($19,839), respectively. See the caption “Retirement Plans and Post Retirement Costs” in the Notes to our Consolidated Financial Statements in the fiscal year 2012 Annual Report on Form 10-K filed with the Commission on September 6, 2012 for more information.

6. The table below shows the components of this column, which include our match for each individual’s 401(k) plan contributions, the cost of premiums paid by us for term life insurance under which the named executive officer is a beneficiary, dividends paid on shares of unvested restricted stock previously granted to the named executive officers, which dividends were not included in the grant date fair value calculation for the restricted stock awards, and perquisites. The perquisites consist of, for Mr. Krejci with respect to fiscal 2011, a gift card in the amount of $1,000 and for fiscal 2010, director fees and the bonus paid to Mr. Krejci under our Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors prior to his becoming our President and Chief Operating Officer effective as of January 1, 2010; for Mr. Kazmierski an automobile allowance of $9,600 per year and, with respect to fiscal 2011, a gift card in the amount of $3,000; and for Mr. Guillot, with respect to fiscal 2012, 2011 and 2010, a gift card in the amount of $1,000, $2,000 and $1,000, respectively. The gift cards are given to employees as part of a program to incentivize them to utilize the lowest cost airfares for international travel. This program is available to all employees who primarily travel to Asia on Company business.

Name	Year	401(k) Match	Life Insurance	Dividends	Perquisites	Total “All Other Compensation”
Harold M. Stratton II	2012	$12,925	$3,564	$2,000	$—	$18,489
	2011	$12,250	$3,564	$4,560	$—	$20,374
	2010	$11,095	$3,564	$—	$—	$14,659
Frank J. Krejci	2012	$8,705	$2,673	$900	$—	$12,278
	2011	$12,250	$3,564	$1,800	$1,000	$18,614
	2010	$7,395	$1,782	$—	$28,319	$37,496
Patrick J. Hansen	2012	$12,500	$1,136	$1,200	$—	$14,836
	2011	$12,250	$1,087	$3,000	$—	$16,337
	2010	$6,829	$1,064	$—	$—	$7,893
Dennis A. Kazmierski	2012	$12,363	$2,314	$800	$9,600	$25,077
	2011	$13,900	$1,785	$2,040	$12,600	$30,325
	2010	$3,300	$1,746	$—	$9,600	$14,646
Rolando J. Guillot	2012	$12,488	$404	$800	$1,000	$14,692
	2011	$12,250	$385	$2,040	$2,000	$16,675
	2010	$5,650	$376	$—	$1,000	$7,026

7. Mr. Stratton retired effective September 1, 2012 as our Chief Executive Officer. Mr. Krejci was appointed our President and Chief Operating Officer effective as of January 1, 2010 and then effective as of September 1, 2012 he became our President and Chief Executive Officer.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were granted to the named executive officers during fiscal year 2012, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. Non-equity incentive plan awards are awards that are not subject to FASB Accounting Standards Codification Topic 718 and are intended to serve as an incentive for performance to occur over a specified period, and include performance bonus awards under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers. We have not granted any equity incentive-based awards, which are equity awards subject to a performance condition or a market condition as those terms are defined by FASB Accounting Standards Codification Topic 718.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock (3)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	(2)
Harold M. Stratton II	08/22/11	—	—	—	14,000	—	$26.53	$144,060
	08/22/11	—	—	—	—	2,000	—	$46,020
	—	0	$323,036	$403,794	—	—	—	—
Frank J. Krejci	08/22/11	—	—	—	8,610	—	$26.53	$88,597
	08/22/11	—	—	—	—	1,500	—	$34,515
	—	0	$198,879	$248,598	—	—	—	—
Patrick J. Hansen	08/22/11	—	—	—	4,550	—	$26.53	$46,820
	08/22/11	—	—	—	—	1,200	—	$27,612
	—	0	$103,650	$129,563	—	—	—	—
Dennis A. Kazmierski	08/22/11	—	—	—	2,850	—	$26.53	$29,327
	08/22/11	—	—	—	—	800	—	$18,408
	—	0	$70,613	$88,266	—	—	—	—
Rolando J. Guillot	08/22/11	—	—	—	2,880	—	$26.53	$29,635
	08/22/11	—	—	—	—	800	—	$18,408
	—	0	$67,521	$84,401	—	—	—	—

1.

These amounts show the range of payouts targeted for fiscal 2012 performance under our Economic Value Added Bonus Plan for Executive Officers and Senior Managers as described in the section of this Proxy Statement titled “Compensation Discussion and Analysis.” The Economic Value Added Bonus Plan for Executive Officers and Senior Managers entitles our participants to earn bonus awards based upon our financial performance for a given fiscal year. The targeted bonus amounts are equal to a percentage of the executive officer’s base salary (see the “Summary Compensation Table”). The target was set at 75% of base salary for Mr. Stratton, 65% of base salary for Mr. Krejci, 45% of base salary for Mr. Hansen and 35% of base salary for Mr. Kazmierski and Mr. Guillot. Any amounts earned under the EVA Bonus Plan in excess of 125% of the target bonus are added to a Bonus Bank for each executive officer, with one-third of the Bonus Bank balance, including the excess arising during the applicable fiscal year, being paid in the current fiscal year and one-third being paid in each of the subsequent two fiscal years. The payments in the subsequent two fiscal years are subject to certain “at-risk” provisions described above under “Compensation Discussion and Analysis.” The amount under the column “Maximum” is limited to 125% of the target bonus award. Amounts in excess of 125% of the target award are placed into a Bonus Bank and are subject to certain “at risk” provisions referenced above. See “Compensation Discussion and Analysis” for the amount of the Bonus Bank paid to the named executive officers in fiscal 2012.

2.	Each of the common stock options granted to the named executive officers were granted on August 22, 2011, vest on August 22, 2014, the three-year anniversary of the grant date, and expire on August 22, 2021.

3.	The restricted stock awards were granted on August 22, 2011 and vest on August 22, 2014, the three-year anniversary of the grant date.

4.	The value of the restricted stock or option award is based upon the August 22, 2011 grant date fair value of $23.01 per share for each share of restricted stock and $10.29 per share for each option award, determined pursuant to FASB Accounting Standards Codification Topic 718. The grant date fair value is the amount we expense in our financial statements over the award’s vesting schedule. See the Notes to our Consolidated Financial Statements in the fiscal year 2012 Annual Report on Form 10-K filed with the Commission on September 6, 2012 for the assumptions we relied on in determining the value of these awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on outstanding option and unvested restricted stock awards held by the named executive officers at July 1, 2012, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option and the number of shares of restricted stock held at fiscal year end that have not yet vested.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Harold M. Stratton II	8,100	2,700	10.92	02/26/19	(1)	1,000	(8)	21,040
	—	14,360	22.47	08/17/15	(2)	2,000	(9)	42,080
	—	14,000	26.53	08/22/21	(3)	2,000	(10)	42,080
Frank J. Krejci	6,000	6,000	18.49	01/01/20	(4)	1,500	(9)	31,560
	—	5,320	22.47	08/17/15	(2)	1,500	(10)	31,560
	—	8,610	26.53	08/22/21	(3)	—		—
Patrick J. Hansen	3,000	1,500	10.92	02/26/19	(1)	600	(8)	12,624
	3,000	3,000	17.59	12/09/19	(5)	1,200	(9)	25,248
	—	5,290	22.47	08/17/15	(2)	1,200	(10)	25,248
	—	4,550	26.53	08/22/21	(3)	—		—
Dennis A. Kazmierski	15,000	—	56.08	03/01/15	(6)	400	(8)	8,416
	3,300	1,100	10.92	02/26/19	(1)	800	(9)	16,832
	—	3,470	22.47	08/17/15	(2)	800	(10)	16,832
	—	2,850	26.53	08/22/21	(3)	—		—
Rolando J. Guillot	4,500	1,500	10.92	02/26/19	(1)	400	(8)	8,416
	3,000	3,000	17.59	12/09/19	(4)	800	(9)	16,832
	—	3,300	22.47	08/17/15	(2)	800	(10)	16,832
	—	2,880	26.53	08/22/21	(3)	—		—

(1)	The common stock option vests pro rata over a four-year period on each of February 26, 2010, February 26, 2011, February 26, 2012 and February 26, 2013.

(2)	The common stock option vests on August 17, 2013, the three-year anniversary of the grant date.

(3)	The common stock option vests on August 22, 2014, the three year anniversary of the grant date.

(4)	The common stock option vests pro rata over a four-year period on each of January 1, 2011, January 1, 2012, January 1, 2013 and January 1, 2014.

(5)	The common stock option vests pro rata over a four-year period on each of December 9, 2010, December 9, 2011, December 9, 2012 and December 9, 2013.

(6)	The common stock option vested pro rata over a three-year period on each of March 1, 2006, March 1, 2007 and March 1, 2008.

(7)	Market value equals the closing market price of our common stock on June 29, 2012, the last trading day prior to our fiscal year end of July 1, 2012, which was $21.04, multiplied by the number of shares of restricted stock.

(8)	The shares of restricted stock vested on August 18, 2012, the third anniversary of the grant date.

(9)	The shares of restricted stock vest on August 17, 2013, the third anniversary of the grant date.

(10)	The shares of restricted stock vest on August 22, 2014, the third anniversary of the grant date.

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options exercised and the restricted stock awards that vested during fiscal 2012 for each of the named executive officers on an aggregate basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Harold M. Stratton II	—	—	800	18,400
Frank J. Krejci	—	—	—	—
Patrick J. Hansen	—	—	700	16,100
Dennis A. Kazmierski	—	—	500	11,500
Rolando J. Guillot	—	—	500	11,500

(1)	Value realized equals the market value of our common stock at the time of exercise, minus the exercise price, multiplied by the number of shares acquired on exercise.

(2)	Value realized equals the market price of our common stock at the time of vesting, multiplied by the number of shares that vested. All of the shares vested on the third anniversary of the grant date or August 19, 2011. The closing market price of our common stock on August 19, 2011 was $23.00.

Pension Benefits Table

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each STRATTEC defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the named executive officers are included under the caption “Retirement Plans and Postretirement Costs” included in the Notes to Consolidated Financial Statements in the fiscal year 2012 Annual Report on Form 10-K filed with the Commission on September 6, 2012, and such information is incorporated herein by reference. The table also shows the number of years of credited service under each plan, computed as of the same pension plan measurement date used in

STRATTEC’s audited financial statements for the year ended July 1, 2012. The table also reports any pension benefits paid to each named executive officer during the year.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Harold M. Stratton II	STRATTEC SECURITY CORP. Retirement Plan	32	1,113,888	—
	Non-Qualified Supplemental Executive Retirement Plan	35	5,299,786	—
Frank J. Krejci	STRATTEC SECURITY CORP. Retirement Plan	—	—	—
	Non-Qualified Supplemental Executive Retirement Plan	3	—	—
Patrick J. Hansen	STRATTEC SECURITY CORP. Retirement Plan	15	392,942	—
	Non-Qualified Supplemental Executive Retirement Plan	14	299,347	—
Dennis A. Kazmierski	STRATTEC SECURITY CORP. Retirement Plan	5	160,016	—
	Non-Qualified Supplemental Executive Retirement Plan	8	133,621	—
Rolando J. Guillot	STRATTEC SECURITY CORP. Retirement Plan	20	528,158	—
	Non-Qualified Supplemental Executive Retirement Plan	8	65,364	—

Employment Agreements

Each of our named executive officers has signed an employment agreement with STRATTEC. The term of each employment agreement automatically extends for one year each June 30 unless either party gives 30 days’ notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. We agree to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all of our other salaried employees who are in comparable positions.

The terms of these employment agreements generally include the following:

•	each of these executive officers is entitled to participate in our bonus plans and Amended and Restated Stock Incentive Plan;

•	each of these executive officers is eligible to participate in any medical, health, dental, disability and life insurance policy that we maintain for the benefit of our other senior management;

•	each of these executive officers will also receive at our expense group term life insurance coverage equal to two times their base salary subject to a maximum amount of coverage equal to $500,000;

•

each of these executive officers has agreed not to compete with us during employment and for a period equal to the shorter of one year following termination of employment or the duration of the employee’s employment with us and has agreed to maintain the confidentiality of our proprietary information and trade secrets during the term of employment and for two years thereafter; and

•	each employment agreement contains severance benefits, which are summarized below under “Post-Employment Compensation.”

Effective as of September 1, 2012 and coinciding with Mr. Stratton’s retirement as our Chief Executive Officer, the employment agreement between STRATTEC and Mr. Stratton terminated.

Post-Employment Compensation

401(k) Plan Benefits

Our U.S.-based executive officers are eligible to participate in our 401(k) plan on the same terms as our other U.S.-based employees. Historically, in any plan year, we normally contributed to each participant a matching contribution equal to 50% on the first 6% of an employee’s annual wages. However, due to economic conditions, the salaried match in our 401(k) plan was reduced to 20% on the first 6% of an employee’s annual wages, effective January 1, 2009. Effective as of January 1, 2010, the salaried match in our 401(k) plan was increased to 100% on the first 5% of an employee’s annual wages. All of our executive officers participated in our 401(k) plan during fiscal 2012 and received matching contributions in accordance with the foregoing methodology.

Retirement Plan and Supplemental Executive Retirement Plan

We maintain a defined benefit retirement plan covering all executive officers and substantially all other employees in the United States. Under this qualified defined benefit retirement plan, nonbargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest 5 years of compensation during the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security benefits (prorated if years of credited service are less than 30). Compensation under the qualified defined benefit retirement plan includes the compensation as shown in the Summary Compensation Table under the headings “Salary,” “Bonus,” and “Non-Equity Incentive Plan Compensation” subject to a maximum compensation amount set by law ($250,000 in 2012). Effective January 1, 2010, an amendment to the qualified retirement plan discontinued the benefit accruals for salary increases and credited service rendered after December 31, 2009.

Our executive officers also participate in a Supplemental Executive Retirement Plan (SERP). The SERP is a non-qualified supplemental retirement plan program which essentially mirrors the qualified retirement plan described above, but provides benefits in excess of certain limits placed on our qualified retirement plan by the Internal Revenue Code. The benefits provided under the SERP are therefore primarily those that would have been provided under the terms of our qualified retirement plan except for the application of the Internal Revenue Code limits. Under our SERP, executive officers are provided with additional increments of (a) 0.50% of the employee’s average of the highest 5 years of compensation (as limited under the defined benefit retirement plan) per year of credited service over the benefits payable under the qualified retirement plan to nonbargaining unit employees and (b) 2.1% of the compensation exceeding the qualified retirement plan dollar compensation limit per year of credited service. We have created a Rabbi Trust for deposit of the aggregate present value of the benefits described above for our executive officers.

The following table shows total estimated annual benefits payable from the qualified defined benefit retirement plan and the SERP to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single life basis and adjusted for the projected Social Security offset:

	Annual Pension Payable for Life After Specified Years of Credited Service
Average Annual Compensation	10 Years	20 Years	30 Years	40 Years
$100,000	$17,500	$35,000	$52,500	$70,000	*
150,000	28,000	56,000	84,000	105,000	*
200,000	38,500	77,000	115,500	140,000	*
250,000	49,000	98,000	147,000	175,000	*
300,000	59,500	119,000	178,500	210,000	*
350,000	70,000	140,000	210,000	245,000	*
400,000	80,500	161,000	241,500	280,000	*
450,000	91,000	182,000	273,000	315,000	*
500,000	101,500	203,000	304,500	350,000	*
550,000	112,000	224,000	336,000	385,000	*
600,000	122,500	245,000	367,700	420,000	*
650,000	133,000	266,000	399,000	455,000	*
700,000	143,500	287,000	430,500	490,000	*

*	Figures reduced to reflect the maximum limitation under the plans of 70% of compensation.

The above table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended, on pensions paid under federal income tax qualified plans. However, an executive officer covered by our program will receive the full pension to which he or she would be entitled in the absence of such limitations.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements and change of control employment agreements with each of our named executive officers that provide for severance benefits following a termination of employment, as well as provide employment benefits in connection with a change of control (as defined in the change of control agreements).

The employment agreements with our named executive officers provide that if the executive officer’s employment is terminated as a result of the death or disability of such executive officer, then the executive officer (or his or her beneficiary) is entitled to continuation of the executive officer’s then effective base salary for a period of six months after termination and continuation of health and dental coverage for such six month period after termination of employment. If the executive officer’s employment is terminated by us without cause (as defined the employment agreements), then the executive officer will be entitled to continuation (1) of the executive officer’s then effective base salary for twelve months in the case of Mr. Stratton and Mr. Krejci and, for each other executive officer, for a minimum of six months after termination or a maximum of twelve months with each executive officer receiving one month credit for each year of service as an officer of STRATTEC and (2) of health and dental coverage for such six to twelve month period, as applicable.

Each of our named executive officers has also signed a change of control employment agreement which guarantees the employee continued employment following a change in control (as defined in the agreements) on a basis equivalent to the employee’s employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. Such agreements become effective only upon a defined change of control of STRATTEC, or if the employee’s employment is terminated upon, or in anticipation of such a change of control, and automatically supersede any existing employment agreement once they become effective. Under these agreements, if during the employment term (three years from date of the change in control), the employee is terminated other than for cause (as defined in the agreements) or if the employee voluntarily terminates his or her employment for good reason (as defined in the agreements) or during a 30-day window period one year after a change of control, then the executive officer is entitled to specified severance benefits, including (1) a lump sum payment of three (with respect to Mr. Stratton and Mr. Krejci) or two (with respect to each other named executive officer) times the employee’s annual base salary, (2) a payment equal to the executive’s officer’s highest annual bonus (determined as provided in the agreement) and (3) continuation of certain fringe and other benefits.

Effective as of September 1, 2012 and coinciding with Mr. Stratton’s retirement as our Chief Executive Officer, the employment agreement and the change of control employment agreement between STRATTEC and Mr. Stratton were both terminated.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated on the last day of, but prior to, our fiscal year end (July 1, 2012) under circumstances requiring payment of severance benefits as described above other than in connection with a change of control.

Potential Severance Under Employment Agreements

Name	Salary	Benefits(1)	Total
Harold M. Stratton II	$436,000	$14,517	$450,517
Frank J. Krejci	$308,000	$—	$308,000
Patrick J. Hansen	$232,000	$14,517	$246,517
Dennis A. Kazmierski	$118,125	$8,468	$126,593
Rolando J. Guillot	$113,458	$8,468	$121,926

(1)	The benefits consist of expenses for the continuation of health and dental coverage for a six to twelve month period, as applicable. Mr. Krejci has elected not to receive STRATTEC provided health and dental coverage.

The following table sets forth the compensation that each of our named executive officers would have been eligible to receive if the applicable executive officer’s employment had been terminated on the last day of, but prior to, our fiscal year end (July 1, 2012) under circumstances requiring payment of severance benefits as described above in connection with a change of control.

Potential Severance Payments Under Change of Control Agreements

Following a Change of Control

Name	Salary	Bonus	Benefits(1)	Total
Harold M. Stratton II	$1,308,000	$427,806	$43,551	$1,779,357
Frank J. Krejci	$924,000	$263,068	$—	$1,187,068
Patrick J. Hansen	$464,000	$138,896	$29,034	$631,930
Dennis A. Kazmierski	$405,000	$90,686	$29,034	$524,720
Rolando J. Guillot	$389,000	$87,987	$29,034	$506,021

(1)	The benefits consist of expenses for the continuation of health and dental coverage for a three (with respect to Mr. Stratton and Mr. Krejci) or two (with respect to all other named executive officers) year period. Mr. Krejci has elected not to receive STRATTEC provided health and dental coverage.

Our Amended and Restated Stock Incentive Plan also provides for immediate vesting of all outstanding options and the lapse of any forfeiture provisions or other restrictions on outstanding shares of restricted stock upon a change of control of STRATTEC. The following table sets forth the unvested stock options and shares of restricted stock of our named executive officers as of July 1, 2012 that would become vested in the event of a change of control of STRATTEC.

Name	Number of Shares Underlying Unvested Options	Unrealized Value of Unvested Options(1)	Number of Shares of Restricted Stock that are Unvested	Unrealized Value of Unvested Restricted Stock(2)
Harold M. Stratton II	31,060	$27,324	5,000	$105,200
Frank J. Krejci	19,930	$15,300	3,000	$63,120
Patrick J. Hansen	14,340	$25,530	3,000	$63,120
Dennis A. Kazmierski	7,420	$11,132	2,000	$42,080
Rolando Guillot	10,680	$25,530	2,000	$42,080

(1)	Unrealized value equals the closing market value of our Common Stock as of June 29, 2012, the last trading day prior to our fiscal year end of July 1, 2012, minus the exercise price, multiplied by the number of unvested shares of our Common Stock as of such date. The closing market value of our Common Stock on June 29, 2012 was $21.04. Any shares subject to unvested stock options where the exercise price exceeds the closing market value of our Common Stock on June 29, 2012 are deemed to have no unrealized value.

(2)	Unrealized value equals the closing market value of our Common Stock as of June 29, 2012, the last trading day prior to our fiscal year end of July 1, 2012, multiplied by the number of unvested shares of our Common Stock as of such date. The closing market value of our Common Stock on June 29, 2012 was $21.04.

DIRECTOR COMPENSATION

General Information

During fiscal 2012, each of our nonemployee directors received an annual retainer fee of $20,000, a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The respective chairmen of the Board committees received an additional retainer fee of $4,000 for the Audit Committee and $2,000 for the Compensation Committee and the Nominating and Corporate Governance Committee. Effective June 30, 1997, we implemented an Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors. The purpose of the Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors is to maximize long-term shareholder value by providing incentive compensation to non-employee directors in a form which relates the financial reward to an increase in our value to our shareholders and to enhance our ability to attract and retain outstanding individuals to serve as nonemployee directors. The Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors provides for the payment of a potential cash bonus to each non-employee director equal to the product of (a) 40% of the director’s retainer and meeting fees for the fiscal year, multiplied by (b) a Company Performance Factor. In general, the Company Performance Factor is determined by reference to our financial performance relative to a targeted cash-based return on capital, which is intended to approximate our weighted cost of capital (which was 10% for fiscal 2012).

Our outside directors are also eligible participants under our Amended and Restated Stock Incentive Plan and are entitled, subject to the discretion of our Compensation Committee, to receive awards under that plan. On August 22, 2011, our Compensation Committee approved specified grants of shares of restricted stock based upon fiscal 2011 performance of 600 shares to each of Mr. Koss, Mr. Feitler and Mr. Zimmer. All of these shares of restricted stock vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights. The shares of restricted stock had a grant date fair value per share of $23.01 as determined pursuant to FASB Accounting Standards Codification Topic 718.

On August 20, 2012, our Compensation Committee also made specified grants of shares of restricted stock based upon fiscal 2012 performance of 800 shares to each of Mr. Koss, Mr. Feitler and Mr. Zimmer. The shares of restricted stock all vest on the third anniversary of the grant date and have all the rights of our shares of common stock, including dividend and voting rights. The shares of restricted stock had a grant date fair value per share of $23.69 as determined pursuant to FASB Accounting Standards Codification Topic 718.

Our Compensation Committee retained McGladrey in March 2011 to compile a survey of board of director compensation data from a peer group of companies for the purpose of reviewing our Board of Director pay practices and considering any recommended changes for fiscal 2012. The McGladrey board of director survey used the same peer group companies as were included in the executive officer compensation analysis described above under “Compensation Discussion and Analysis-Peer Group Benchmarking” with the exception of excluding Douglas Dynamics, Inc. because that entity did not disclose its board of director pay information. Based upon the survey results, our overall director compensation levels were slightly below the median for the peer group, with our cash compensation amounts being slightly above the median level and the value of our equity awards falling below the median level for the peer group. Based upon the result of this analysis, our Compensation Committee approved increasing the annual retainer fee from $18,000 to $20,000 for fiscal 2012.

Our Board of Directors retained Verisight (formerly McGladrey) in March 2012 to again compile a survey of board of director compensation data from a peer group of companies. Verisight compiled board of director pay practice data from the same industry peer companies as were included in the Verisight report prepared in 2012 on executive officer compensation which was described above under “Compensation Discussion and Analysis-Peer Group Benchmarking” with the exception of two companies (Supreme Industries and Clarion Technologies) which did not have board pay data available. The data compiled by the survey included an analysis of retainer fees for board and committee service, meeting fees, chairperson fees and incentive compensation. Based upon the survey results, the overall compensation level of our directors was at or near the median compensation of the directors of the companies included in the survey, with equity compensation being below the median but cash incentive compensation exceeding the median. Our Board of Directors and our Compensation Committee discussed the results of this survey at meetings held in early fiscal 2013 and subsequently formally approved changes relating to the compensation of our directors for fiscal 2013, which consisted of the following:

•	increasing the annual retainer fee for each director to $22,000;

•	increasing the additional retainer fee for the chairman of the Audit Committee to $5,000; and

•	increasing the additional retainer fee for the chairman of the Compensation and the Nominating and Corporate Governance Committees to $2,500.

As noted previously herein, commencing on September 1, 2012, Mr. Stratton has become a non-employee member of our Board of Directors. As a non-employee director, effective September 1, 2012, Mr. Stratton is entitled to (1) an annual retainer fee of $90,000 and (2) board meeting fees and participation in the Economic Value Added Bonus Plan for Non-Employee Members of the Board of Directors on a basis consistent with our other non-employee directors, as described above.

Director Summary Compensation Table

The following table summarizes the director compensation for fiscal year 2012 for all of our non-employee directors. Mr. Stratton and Mr. Krejci did not receive any additional compensation for their services as directors during fiscal 2012 beyond the amounts previously disclosed in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael J. Koss	36,500	13,806	25,696	480	76,482
Robert Feitler	36,500	13,806	25,696	480	76,482
David R. Zimmer	38,500	13,806	27,104	480	79,890

(1)	The amounts in this column reflect the dollar value of long-term equity based compensation awards granted pursuant to the terms of our Amended and Restated Stock Incentive Plan during the fiscal year. These amounts equal the grant date fair value of shares of restricted stock, computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of the grant date fair value are included under the caption “Accounting for Stock Based Compensation” in the Notes to our Consolidated Financial Statements in the fiscal year 2012 Annual Report on Form 10-K filed with the Commission on September 6, 2012 and such information is incorporated herein by reference.

(2)	This column discloses the dollar value of all amounts earned by the director under our Economic Value Added Plan for Non-Employee Members of the Board of Directors for performance in fiscal 2012 which were tied to incentive performance targets.

(3)	Amounts in this column represent dividends paid on shares of unvested restricted stock previously granted to the directors, which dividends were not included in the grant date fair value calculation for the restricted stock awards noted in footnote (1) above.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions

During fiscal 2012, other than as described above under Executive Compensation, the Company did not engage in any related party transactions within the meaning of the rules of the Commission.

Review and Approval of Related Person Transactions

The charter for our Audit Committee provides that one of the responsibilities of our Audit Committee is to review and approve related party transactions in accordance with the listing requirements of the NASDAQ Stock Market. Although we do not currently have a formal written set of policies and procedures for the review, approval or ratification of related person transactions, we do have written procedures in place to identify related party transactions that may require Audit Committee approval. These procedures include annual submission of director and officer questionnaires. Where a related party transaction is identified, the Audit Committee reviews and, where appropriate, approves the transaction based on whether it believes that the transaction is at arms length and contains terms that are no less favorable than what we could have obtained from an unaffiliated third party.

PROPOSAL 2:

NON-BINDING ADVISORY VOTE ON

EXECUTIVE COMPENSATION

The Proposal

We believe that our compensation policies and procedures, which are reviewed and approved by our Compensation Committee, are designed to align our executive officer’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are important to our continued success. Our Compensation Committee periodically reviews and approves our compensation policies and procedures, and periodically reviews our executive compensation programs and takes any steps it deems necessary to continue to fulfill the objectives of our compensation programs.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation programs.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Commission rules and regulations (and consistent with the similar proposal on executive compensation first submitted to our shareholders in connection with the 2011 annual meeting), our Board of Directors has authorized a non-binding advisory shareholder vote to approve the compensation of our named executive officers as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other executive compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay programs and policies.

Accordingly, shareholders are being asked to vote on the following resolution:

“Resolved, that the compensation paid to STRATTEC’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures, is hereby approved by the shareholders of STRATTEC SECURITY CORPORATION.”

Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

If a quorum exists, the approval of the non-binding advisory proposal on our executive compensation described in this Proxy Statement requires the votes cast, in person or by proxy, and entitled to vote thereon, for this proposal to exceed the votes cast against this proposal. Abstentions and broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the non-binding advisory resolution approving our executive compensation.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

We are required to file an annual report, called a Form 10-K, with the Securities Exchange Commission. A copy of Form 10-K for the fiscal year ended July 1, 2012 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to Patrick J. Hansen, Office of the Corporate Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal for inclusion in our 2013 Proxy Statement in accordance with Rule 14a-8 must submit the proposal in writing to Patrick J. Hansen, Chief Financial Officer and Secretary, STRATTEC SECURITY CORPORATION, 3333 West Good Hope Road, Milwaukee, Wisconsin 53209. We must receive a proposal by May 9, 2013 (120 days prior to the anniversary of the mailing date of this Proxy Statement) in order to consider it for inclusion in our 2013 Proxy Statement.

Proposals submitted other than pursuant to Rule 14a-8 that are not intended for inclusion in our 2013 Proxy Statement will be considered untimely if received after July 11, 2013 (90 days prior to the anniversary date of the previous year’s annual meeting of shareholders). If a shareholder gives notice of such a proposal after this deadline, Commission rules allow our proxy holders discretionary voting authority to vote against the shareholder proposal to the extent it is properly presented for consideration at the 2013 Annual Meeting of Shareholders.

OTHER MATTERS

Our directors know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

BY ORDER OF THE BOARD OF DIRECTORS

STRATTEC SECURITY CORPORATION

Patrick J. Hansen,

Secretary

Milwaukee, Wisconsin

September 6, 2012

ShareownerS ervic esSMSTRATTEC SECURITY CORPORATION 2012 ANNUAL MEETING P.O . Box 64945 St. Paul, MN 55164-0945 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THEN OMINEE DIRECTORS AND FOR PROPOSAL 2. AFTER VOTING SIM PLY SIGN, DATE, AND RETURN THIS PROXY CARD. 1. Election of directors: 01 Harold M. Stratton II _ Vote FOR _ Vote WITHHELD (term expiring at the 2015 Annual Meeting) 02 Thomas W. Florsheim, Jr. the nominees from all nominees (To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box to the right.) 2. To approve the non-binding advisory proposal on executive Compensation. _ Vote FOR _ Vote AGAINST _ ABSTAIN the proposal the proposal 3. In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. Address Change? Mark box, sign, and indicate changes below: _ Date              Signature(s) in Box If signing as attorney, executor, administrator, trustee or guardian, please add your full title as such. If shares are held by two or more persons, all holders must sign the Proxy. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEE DIRECTORS AND FOR PROPOSAL 2. AFTER VOTING SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

STRATTEC SECURITY CORPORATION 3333 West Good Hope Road Milwaukee, WI 53209 proxy STRATTECSECURITY CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Frank J. Krejci and Patrick J. Hansen, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of STRATTEC SECURITY CORPORATION to be held on October 9, 2012 at 8:00 a.m. Central Time, at the Radisson Hotel, 7065 North Port Washington Road, Milwaukee, Wisconsin 53217, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutions may lawfully do by virtue hereof, and revokes all former proxies. Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTORS AND TO APPROVE THE NON-BINDING PROPOSAL ON EXECUTIVE COMPENSATION. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXIES APPOINTED. See reverse for voting instructions. STRATTEC SECURITY CORPORATION ANNUAL MEETING OF SHAREHOLDERS Tuesday, October 9, 2012 8:00 a.m. Central Time Radisson Hotel 7065 North Port Washington Road Milwaukee, WI 53217 Proxy Statement for the 2012 Annual Meeting of Shareholders to be Held on October 9, 2012 Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Shareholders to be held on October 9, 2012: This Proxy Statement and the Accompanying Annual Report are Available at www.strattec.com